Exhibit 99

MEREDITH REPORTS FISCAL 2009 SECOND QUARTER EARNINGS
Second quarter results were in-line with previously stated expectations

DES MOINES, IA, (January. 22, 2009) - Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2009 second quarter earnings per share of $0.28, including a special charge of $0.21. Excluding the special charge, Meredith's earnings per share were $0.49, in-line with stated expectations. Second quarter revenues were $366 million. This compares to fiscal 2008 second quarter earnings per share of $0.75, and revenues of $396 million.

Meredith recorded a special charge of $16 million ($10 million after tax) in the fiscal second quarter. The charge includes the cost of a companywide workforce reduction of approximately 250 employees; the closure of Country Home magazine, effective with the March 2009 issue; and the relocation of the creative functions of the ReadyMade brand and Parents.com to Des Moines. Additional information on the special charge is available in Tables 1 and 2, and in Meredith's press release dated January 8, 2009.

For the first six months of fiscal 2009, earnings per share were $0.69, including the special charge. Excluding the special charge, earnings per share were $0.90. Fiscal 2009 first-half revenues were $737 million. This compares to fiscal 2008 first-half earnings per share of $1.43, and revenues of $800 million.

"Advertising revenues across our businesses continue to be significantly impacted by the recession," said Meredith President and Chief Executive Officer Stephen M. Lacy. "However, certain revenue streams not tied to advertising are growing, particularly our integrated marketing, brand licensing and video production activities. Also, even in these difficult economic times, our connection to the consumer is rock solid and strengthening. We've seen notable gains in magazine readership and circulation response rates for many of our national brands, as well as marked improvement in news ratings at our local television stations."

Meredith continues to execute its performance improvement plan, which is focused on gaining market share, growing new revenue streams and practicing aggressive expense control. Excluding the special charge and despite higher paper prices, total Meredith operating expenses declined 2.6 percent in the second fiscal quarter, and were down 2.8 percent for the first six months of fiscal 2009. Excluding acquisitions and the special charge, total company operating expenses declined 4.0 percent in the quarter, and were down 4.5 percent for the first six months of fiscal 2009.

"We possess a strong balance sheet, modest levels of debt at a low cost of funds, and adequate liquidity supported by strong operating cash flow," Lacy said. "We are continually taking steps to strengthen our solid financial position through disciplined expense and cash management. Our conservative financial practices and strong national and local brands position Meredith well for the future economic recovery."

OPERATING RESULTS

Publishing

Fiscal 2009 second quarter Publishing operating profit was $15 million. Excluding the special charge, operating profit was $28 million, compared to $45 million in the year-ago period. Revenues were $282 million, compared to $309 million in the year-ago period. Advertising revenues were $122 million, versus $153 million in the prior-year period, when advertising revenues increased 8 percent.

For the first six months of fiscal 2009, operating profit was $48 million. Excluding the special charge, operating profit was $61 million, compared to $100 million in the year-ago period. Revenues were $582 million, compared to $638 million in the year-ago period. Advertising revenues were $271 million, versus $333 million in the prior-year period, when advertising revenues increased 11 percent. Net advertising revenues per page rose approximately 1 percent in the first six months of fiscal 2009 compared to the prior-year period.

"Our consumer brands continue to demonstrate powerful and enduring appeal in print, online or via other platforms such as brand licensing," Lacy said. "Additionally, consumer response rates to our most recent direct mail activity exceeded our expectations."

Examples of Meredith's growing connection to the consumer include:

  According to the fall 2008 Mediamark Research and Intelligence study, readership for Meredith's major subscription magazines held steady at a very strong 120 million. Average household incomes rose and average reader age declined compared to the prior year study. Meredith's two flagship brands - Better Homes and Gardens and Parents - each increased readership and median household income, while average reader age decreased for both titles.

  Traffic on Meredith's consumer Web sites rose in the second quarter of fiscal 2009 from the year-ago period. The number of unique visitors rose 25 percent to nearly 16 million and page views averaged nearly 200 million per month during the quarter. The average time spent on the sites per visitor grew to nearly 13 minutes. The total number of videos viewed during the quarter rose 17 percent to 3.2 million.

  Meredith now ranks in the Top 5 of online networks dedicated to women. During the quarter, Meredith announced an investment in the Real Girls Media Network - a group of premium-branded online social communities. Also, Meredith launched MixingBowl.com - a branded social networking site for women passionate about food and recipes.

  Brand licensing delivered another outstanding quarter as revenues rose 27 percent.  Sales of Better Homes and Gardens-branded home products at Walmart U.S. are meeting expectations following the September 2008 launch of the program. Meredith and Walmart recently reached agreement to increase the number of products to approximately 1,000 SKUs in calendar 2009 from 550.

  Internationally, Meredith completed multiple licensing agreements during the quarter that will extend the Better Homes and Gardens, Parents, More, and Diabetic Living brands to more than 20 countries, including Italy, Mexico and Brazil.

Broadcasting

Fiscal 2009 second quarter Broadcasting operating profit was $22 million. Excluding the special charge, operating profit was $24 million, compared to $28 million in the year-ago period. Revenues were $84 million, compared to $88 million in the year-ago period. Net political revenues were $17 million, in-line with expectations, compared to $1 million in the year-ago period.

For the first six months of fiscal 2009, operating profit was $33 million. Excluding the special charge, operating profit was $35 million, compared to $41 million in the year-ago period. Revenues were $155 million, compared to $162 million in the year-ago period. Net political revenues were $23 million, in-line with expectations, compared to $3 million in the first half of fiscal 2008.

Broadcasting advertising revenues were particularly impacted by a 40 percent decline in automobile advertising - its largest category - during the second quarter of fiscal 2009. "While the automotive industry is facing unprecedented challenges, and our other advertisers are also feeling the impact of the recession, we are encouraged that our local television brands continue to resonate with our consumers," Lacy said. "Our investments in local news, combined with our online, video and retransmission initiatives, are laying an important foundation for future growth."

Meredith's television stations posted stronger ratings during the recently completed November sweeps. Highlights included market-leading performances for news programming in Portland, Hartford and Nashville, and a first-ever second-place finish in late news in Atlanta. Meredith's stations in Las Vegas, Kansas City and Greenville, SC, also had solid rating gains.

Meredith Video Solutions, the company's in-house production unit, posted strong revenue growth in the quarter.  The Better show, Meredith's nationally syndicated lifestyle show featuring content inspired by Meredith's publishing brands, is now available in 43 markets, representing 30 percent of the country. Top 20 markets San Francisco, Cleveland and Denver recently cleared the program.

Meredith recently agreed to a new retransmission agreement with Comcast - the largest carrier of Meredith's signal with customers in eight of its 10 television markets - and also agreed to extend its successful video on demand (VOD) alliance with Comcast for Parents-branded video. Meredith has now successfully completed new retransmission agreements with six of seven major cable operators in its markets.

OTHER FINANCIAL INFORMATION

Meredith generated $83 million in cash flow from operations during the first six months of fiscal 2009. Meredith's total debt was $455 million at December 31, 2009, down $30 million from its prior fiscal year end, and its weighted average interest rate was approximately 4.4 percent as of December 31, 2008.  Meredith's debt-to-EBITDA ratio was a conservative 1.7 to 1, under existing debt covenants.  The company has repurchased 865,000 shares in fiscal 2009, leaving 1.5 million shares remaining under current share repurchase authorizations.

"We are well-positioned to weather the current softness in advertising and the turbulence in the financial markets, as well as make acquisitions and investments when opportunities arise," Lacy said.  "We have a strong balance sheet with a low level of debt, and continue to exercise prudent cash management."

All earnings per share figures in the text of this release are diluted.  Both basic and diluted earnings per share can be found in the attached condensed consolidated statements of earnings.

OUTLOOK

Most of Meredith's advertising clients continue to experience a difficult economic environment. The resulting weakness will impact Meredith's revenues for the remainder of fiscal 2009.

While it's too early to predict an improving trend, fiscal 2009 third quarter Publishing advertising revenues are currently down nearly 15 percent, compared to a decline of nearly 20 percent in the first half of fiscal 2009. Additionally, fiscal third quarter paper prices are moderating compared to the first half. Still, paper prices are expected to be approximately 7 percent higher than the third quarter of fiscal 2008.

Broadcasting advertising pacings are currently down nearly 40 percent, driven by a 75 percent decline in automotive pacings.

Meredith's average tax rate is expected to be approximately 36 percent in the third quarter, and 40 percent for the full fiscal 2009.

Currently, Meredith expects third quarter earnings per share to range from approximately $0.55 to $0.60. Full year earnings per share are expected to range from $2.00 to $2.25, excluding the special charge taken in the fiscal second quarter.

A number of uncertainties remain that may affect our outlook for results in the third quarter and full fiscal year as stated in this press release. These include overall advertising volatility; the performance of the company's retail businesses; and paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on January 22, 2009, at 11 a.m. EST (10 a.m. CST) to discuss fiscal second quarter results. A live webcast will be accessible to the public on the company's web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Results excluding the special charge recorded in the second quarter of fiscal 2009 are also supplemental non-GAAP financial measures. Management believes the special charge is not reflective of Meredith's ongoing business activities. While results excluding the special charge are not a substitute for reported earnings results under GAAP, management believes this information is useful as an aid in better understanding Meredith's current performance, performance trends and financial condition. Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available at www.meredith.com

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the company's earnings per share outlook for the third quarter and all of fiscal 2009.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP: www.meredith.com) is the leading media and marketing company serving American women.  Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith then uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners.  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies.  The goals of these programs are to increase consumer loyalty and produce repeated consumer interaction.  In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing.  Headquartered in Des Moines, Meredith has a nationwide workforce of approximately 3,500 employees.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

Three Months			Six Months
Period Ended December 31,	2008	2007	2008	2007
(In thousands except per share data)
Revenues
Advertising	$204,213	$239,256	$419,749	$493,591
Circulation	69,274	72,959	143,296	153,245
All other	92,753	84,030	173,633	153,482
Total revenues	366,240	396,245	736,678	800,318
Operating expenses
Production, distribution, and editorial	165,744	166,122	338,956	341,830
Selling, general, and administrative	161,735	153,046	310,658	308,616
Depreciation and amortization	10,778	12,025	21,636	24,143
Total operating expenses	338,257	331,193	671,250	674,589
Income from operations	27,983	65,052	65,428	125,729
Interest income	107	296	227	648
Interest expense	(5,353)	(5,734)	(10,787)	(11,897)
Earnings from continuing operations before income taxes	22,737	59,614	54,868	114,480
Income taxes	10,194	24,401	23,688	45,799
Earnings from continuing operations	12,543	35,213	31,180	68,681
Income from discontinued operations, net of taxes	-	846	-	748
Net earnings	$12,543	$36,059	$31,180	$69,429

Basic earnings per share
Earnings from continuing operations	$0.28	$0.74	$0.69	$1.44
Discontinued operations	-	0.02	-	0.02
Basic earnings per share	$0.28	$0.76	$0.69	$1.46
Basic average shares outstanding	44,951	47,287	45,096	47,541

Diluted earnings per share
Earnings from continuing operations	$0.28	$0.73	$0.69	$1.41
Discontinued operations	-	0.02	-	0.02
Diluted earnings per share	$0.28	$0.75	$0.69	$1.43
Diluted average shares outstanding	45,072	48,325	45,219	48,576

Dividends paid per share	$0.215	$0.185	$0.430	$0.370

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Six Months
Period Ended December 31,	2008	2007	2008	2007
(In thousands)
Revenues
Publishing	$281,864	$308,608	$581,899	$638,130
Broadcasting
Non-political advertising	64,717	85,168	126,365	157,660
Political advertising	17,005	1,436	22,876	2,508
Other revenues	2,654	1,033	5,538	2,020
Total broadcasting	84,376	87,637	154,779	162,188
Total revenues	$366,240	$396,245	$736,678	$800,318

Operating profits
Publishing	$15,241	$44,512	$48,425	$99,945
Broadcasting	22,329	27,564	33,025	41,141
Unallocated corporate	(9,587)	(7,024)	(16,022)	(15,357)
Income from operations	$27,983	$65,052	$65,428	$125,729

Depreciation and amortization
Publishing	$4,230	$5,305	$8,058	$10,505
Broadcasting	6,448	6,329	12,517	12,707
Unallocated corporate	100	391	1,061	931
Total depreciation and amortization	$10,778	$12,025	$21,636	$24,143

EBITDA
Publishing	$19,471	$49,817	$56,483	$110,450
Broadcasting	28,777	33,893	45,542	53,848
Unallocated corporate	(9,487)	(6,633)	(14,961)	(14,426)
Total EBITDA	$38,761	$77,077	$87,064	$149,872

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2008	June 30, 2008
(In thousands)
Current assets
Cash and cash equivalents	$33,359	$37,644
Accounts receivable, net	217,091	230,978
Inventories	40,659	44,085
Current portion of subscription acquisition costs	60,988	59,939
Current portion of broadcast rights	17,391	10,779
Other current assets	20,500	19,665
Total current assets	389,988	403,090
Property, plant, and equipment	457,469	446,935
Less accumulated depreciation	(258,292)	(247,147)
Net property, plant, and equipment	199,177	199,788
Subscription acquisition costs	60,588	60,958
Broadcast rights	6,816	7,826
Other assets	73,653	74,472
Intangible assets, net	777,309	781,154
Goodwill	531,256	532,332
Total assets	$2,038,787	$2,059,620

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$130,000	$75,000
Current portion of long-term broadcast rights payable	18,702	11,141
Accounts payable	67,174	79,028
Accrued expenses and other liabilities	101,589	102,707
Current portion of unearned subscription revenues	177,263	175,261
Total current liabilities	494,728	443,137
Long-term debt	325,000	410,000
Long-term broadcast rights payable	15,512	17,186
Unearned subscription revenues	160,124	157,872
Deferred income taxes	153,303	139,598
Other noncurrent liabilities	107,215	103,972
Total liabilities	1,255,882	1,271,765
Shareholders' equity
Common stock	35,795	36,295
Class B stock	9,161	9,181
Additional paid-in capital	50,365	52,693
Retained earnings	699,948	701,205
Accumulated other comprehensive loss	(12,364)	(11,519)
Total shareholders' equity	782,905	787,855
Total liabilities and shareholders' equity	$2,038,787	$2,059,620

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended December 31,	2008	2007
(In thousands)
Net cash provided by operating activities	$83,028	$142,919

Cash flows from investing activities
Acquisitions of businesses	(5,195)	(1,920)
Additions to property, plant, and equipment	(15,185)	(10,210)
Proceeds from dispositions of assets	636	-
Net cash used in investing activities	(19,744)	(12,130)

Cash flows from financing activities
Proceeds from issuance of long-term debt	120,000	90,000
Repayments of long-term debt	(150,000)	(145,000)
Purchases of Company stock	(21,562)	(77,482)
Dividends paid	(19,430)	(17,607)
Proceeds from common stock issued	2,457	9,442
Excess tax benefits from share-based payments	966	360
Net cash used in financing activities	(67,569)	(140,287)
Net decrease in cash and cash equivalents	(4,285)	(9,498)
Cash and cash equivalents at beginning of period	37,644	39,220
Cash and cash equivalents at end of period	$33,359	$29,722

Meredith Corporation and Subsidiaries								Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures (Unaudited)

Special Charge - During the second quarter of fiscal 2009, Meredith recorded a special charge which relates primarily to the cost of a companywide workforce reduction of approximately 250 employees; the closure of Country Home magazine, effective with the March 2009 issue; and the relocation of the creative functions of the ReadyMade brand and Parents.com to Des Moines. Please see Meredith's press release dated January 8, 2009, for additional information relating to the special charge.

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge. Results of operations excluding the special charge are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended December 31, 2008	Three Months				Six Months
	Excluding Special Charge	Special Charge		As Reported	Excluding Special Charge	Special Charge		As Reported
(In thousands except per share data)
Revenues
Advertising	$204,213	$-		$204,213	$419,749	$-		$419,749
Circulation	69,274	-		69,274	143,296	-		143,296
All other	92,753	-		92,753	173,633	-		173,633
Total revenues	366,240	-		366,240	736,678	-		736,678
Operating expenses
Production, distribution, and editorial	165,115	629	(a)	165,744	338,327	629	(a)	338,956
Selling, general, and administrative	146,569	15,166	(b)	161,735	295,492	15,166	(b)	310,658
Depreciation and amortization	10,778	-		10,778	21,636	-		21,636
Total operating expenses	322,462	15,795		338,257	655,455	15,795		671,250
Income from operations	43,778	(15,795)		27,983	81,223	(15,795)		65,428
Interest income	107	-		107	227	-		227
Interest expense	(5,353)	-		(5,353)	(10,787)	-		(10,787)
Earnings before income taxes	38,532	(15,795)		22,737	70,663	(15,795)		54,868
Income taxes	16,354	(6,160)		10,194	29,848	(6,160)		23,688
Net earnings	$22,178	$(9,635)		$12,543	$40,815	$(9,635)		$31,180

Basic earnings per share	$0.49	$(0.21)		$0.28	$0.91	$(0.21)		$0.69
Basic average shares outstanding	44,951	44,951		44,951	45,096	45,096		45,096

Diluted earnings per share	$0.49	$(0.21)		$0.28	$0.90	$(0.21)		$0.69
Diluted average shares outstanding	45,072	45,072		45,072	45,219	45,219		45,219

Notes
(a) Write-down of art and manuscript inventory
(b) Severance expense and write-down of subscription acquisition costs

Meredith Corporation and Subsidiaries								Table 2
Supplemental Disclosures Regarding Non-GAAP Financial Measures (Unaudited)

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge. Results of operations excluding the special charge are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended December 31, 2008	Three Months				Six Months
	Excluding Special Charge	Special Charge		As Reported	Excluding Special Charge	Special Charge		As Reported
(In thousands)
Revenues
Publishing	$281,864	$-		$281,864	$581,899	$-		$581,899
Broadcasting
Non-political advertising	64,717	-		64,717	126,365	-		126,365
Political advertising	17,005	-		17,005	22,876	-		22,876
Other revenues	2,654	-		2,654	5,538	-		5,538
Total broadcasting	84,376	-		84,376	154,779	-		154,779
Total revenues	$366,240	$-		$366,240	$736,678	$-		$736,678

Operating profit
Publishing	$28,043	$(12,802)	(a) $	15,241	$61,227	$(12,802)	(a) $	48,425
Broadcasting	24,342	(2,013)	(b)	22,329	35,038	(2,013)	(b)	33,025
Unallocated corporate	(8,607)	(980)	(c)	(9,587)	(15,042)	(980)	(c)	(16,022)
Income from operations	$43,778	$(15,795)		$27,983	$81,223	$(15,795)		$65,428

Depreciation and amortization
Publishing	$4,230	$-		$4,230	$8,058	$-		$8,058
Broadcasting	6,448	-		6,448	12,517	-		12,517
Unallocated corporate	100	-		100	1,061	-		1,061
Total depreciation and amortization	$10,778	$-		$10,778	$21,636	$-		$21,636

EBITDA [1]
Publishing	$32,273	$(12,802)		$19,471	$69,285	$(12,802)		$56,483
Broadcasting	30,790	(2,013)		28,777	47,555	(2,013)		45,542
Unallocated corporate	(8,507)	(980)		(9,487)	(13,981)	(980)		(14,961)
Total EBITDA [1]	$54,556	$(15,795)		$38,761	$102,859	$(15,795)		$87,064

1 EBITDA is earnings before interest, taxes, depreciation, and amortization.

Notes
(a) Write-down of art and manuscript inventory and severance expense for Publishing operations
(b) Severance expense for Broadcasting operations
(c) Severance expense for Corporate personnel

Meredith Corporation and Subsidiaries								Table 3
Supplemental Disclosures Regarding Non-GAAP Financial Measures (Unaudited)

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months Ended December 31, 2008				Six months Ended December 31, 2008
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 281,864	$ 84,376	$ -	$ 366,240	$ 581,899	$ 154,779	$ -	$ 736,678

Operating profit	$ 15,241	$ 22,329	$ (9,587)	$ 27,983	$ 48,425	$ 33,025	$ (16,022)	$ 65,428
Depreciation and amortization	4,230	6,448	100	10,778	8,058	12,517	1,061	21,636
EBITDA	$ 19,471	$ 28,777	$ (9,487)	38,761	$ 56,483	$ 45,542	$ (14,961)	87,064
Less:
Depreciation and amortization				(10,778)				(21,636)
Net interest expense				(5,246)				(10,560)
Income taxes				(10,194)				(23,688)
Earnings from continuing operations				$ 12,543				$ 31,180
Segment EBITDA margin	6.9%	34.1%			9.7%	29.4%

	Three months Ended December 31, 2007				Six months Ended December 31, 2007
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 308,608	$ 87,637	$ -	$ 396,245	$ 638,130	$ 162,188	$ -	$ 800,318

Operating profit	$ 44,512	$ 27,564	$ (7,024)	$ 65,052	$ 99,945	$ 41,141	$ (15,357)	$ 125,729
Depreciation and amortization	5,305	6,329	391	12,025	10,505	12,707	931	24,143
EBITDA	$ 49,817	$ 33,893	$ (6,633)	77,077	$110,450	$ 53,848	$ (14,426)	149,872
Less:
Depreciation and amortization				(12,025)				(24,143)
Net interest expense				(5,438)				(11,249)
Income taxes				(24,401)				(45,799)
Earnings from continuing operations				$ 35,213				$ 68,681
Segment EBITDA margin	16.1%	38.7%			17.3%	33.2%

			Table 4

FREE CASH FLOW

Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

	Three Months		Six Months
Period ended December 31,	2008	2007	2008	2007
(In thousands)
Free cash flow	$17,744	$41,301	$37,631	$82,614
Depreciation and amortization	(10,778)	(12,025)	(21,636)	(24,143)
Capital expenditures	5,577	5,937	15,185	10,210
Earnings from continuing operations	$12,543	$35,213	$31,180	$68,681